Exhibit 3.2

CHARLES BACLET AND ASSOCIATES, INC.

FILING REPORT
REPORT DATE: July 20, 2006 JOB NUMBER: 63571 CLIENT REF. #: 027564-0000

SUBJECT NAME:	Neurocrine Biosciences, Inc.

JURISDICTION:	Secretary of State, Delaware

FILING INFORMATION	File Date	File Number

Type of Filing:

Certificate of Amendment	07/20/2006	2604831

Please see attached Certified Copy.***

PLEASE NOTE: “CBA” has made every possible effort to acquire accurate information from the records searched. We guarantee the information to be as accurate as REASONABLE CARE can make it. Therefore, the ultimate responsibility for the accuracy of maintaining files remains with the State agency from which the information was obtained and we accept NO LIABILITY beyond the exercise of REASONABLE CARE in obtaining the above information.

2030 Main Street, Suite 1030 • Irvine, California 92614 • Phone: (949) 955-9585 • (800) 562-6439 • Fax (800) 562-650

Internet Address: cbainfo@cbaclet.com

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEUROCRINE BIOSCIENCES, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JULY, A.D. 2006, AT 2:24 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
2604831 8100 060686818	AUTHENTICATION: 4915183 DATE: 07-20-06

State of Delaware Secretary of State Division of Corporations Delivered 02:24 PM 07/20/2006 FILED 02:24 PM 07/20/2006 SRV 060686818—2604831 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEUROCRINE BIOSCIENCES, INC.

NEUROCRINE BIOSCIENCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by action taken at a duly noticed meeting, adopted a resolution proposing and declaring advisable that the first paragraph of Article IV of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 115,000,000. The number of shares of Common Stock authorized is 110,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”

SECOND: That pursuant to resolutions of its Board of Directors, the amendment proposed was considered at the next annual—meeting of the stockholders of the Corporation. Such meeting was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 20th day of July, 2006.

By:	/s/ Margaret E. Valeur-Jensen
Margaret E. Valeur-Jensen Executive Vice President, Secretary and General Counsel